UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report                                          February 3, 1998



                             HAWKS INDUSTRIES, INC.

             (Exact name of registrant as specified in its charter)


        Delaware                 0-5781                83-0211955

 (State or other juris-     (Commission File         (IRS Employer
diction of Incorporation.)      Number)           Identification No.)


913 Foster Road   Casper, Wyoming                                   82601

(Address of Principal Executive Offices)                     (Zip Code)


Registrant's telephone number (including area code)     (307) 234-1593




                            N/A
         (Former name or former address, if changed since last report.)


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ITEM 1  -  CHANGES IN CONTROL OF REGISTRANT.

Effective February 1, 1998, Registrant, Hawks Industries, Inc., and a third party investor, entered into an agreement with the Company's President, Joseph
J. McQuade, whereby Mr. McQuade and his immediate family's stockholdings have been purchased by the third party investor at $.10 per share. The Company has entered into a severance agreement with Mr. McQuade which includes a covenant not to compete. Under the terms of the Agreement, the Company will pay $50,000 per year for four (4) years, payable in semi-monthly installments to McQuade in exchange for the non compete provision. Mr. McQuade has, effective on the same date, resigned as President of the Company and Chairman of the Board of Directors. Mr. Bruce A. Hinchey, presently the Company's Vice President, has been elected by the Board of Directors to be the President of the Corporation and James E. Meador, Jr., was selected to be the new vice-president. No replacement for Mr. McQuade has been made as of yet on the Board of Directors.

The third party investor, the Anne D. Zimmerman Revocable Trust dated November 14, 1991 ("the Trust"), by acquiring Mr. McQuade's and his immediate family's shares, has 3,063,331 shares and therefore has acquired 11.2% of the outstanding shares of the Company. As such, the Trust is deemed to be a controlling person. The Trustee of the Trust, Anne D. Zimmerman, will not sit on the Company's Board of Directors, nor will she be an employee or officer of the Company.

ITEM 5  -  OTHER EVENTS

At the Company's Annual Meeting, held January 8, 1998, the shareholders approved a 20 for 1 reverse stock split. This provision was submitted to the shareholders so that the Company may be in compliance with new NASDAQ standards which go into effect February 23, 1998. Accordingly, effective February 1, 1998, each shareholders shares will be reduced on a 1 for 20 basis with any

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fractional shares being rounded up to the next whole share.  No exchange of certificates is required by shareholders although any who so desire to have a new certificate may do so at their own election. For questions regarding the reverse split, or the change of domicile, please call Ms. Judy Thomas at the Company at 1 (307) 234-1593.

At the same Annual Meeting, the shareholders also approved a change of domicile for the Company. As a result, the Company will change its corporate domicile from Delaware to Wyoming.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    HAWKS INDUSTRIES, INC.

                                    Registrant


February 3, 1998
                                    /s/ James E. Meador, Jr.

                                    James E. Meador, Jr.
                                    Vice President







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